Exhibit 99.17

(Unofficial English Translation)

The People’s Republic of China
MINING PERMIT

Permit No. 4100000730170

Name: Baofeng Xingsheng Coal Mining Co., Ltd.	Mineral Resource: Coal

Address: Zhaozhuang Village, Daying Town, Baofeng County	Underground Mining

Mine: Xingsheng coal mine	Production: 150,000 metric ton/year

Type of Company: Limited Liability Company	Size of Mine: 0.1949 square kilometers

Effective Period: From May 30, 2007 to July 30, 2012

Coordinates: [X, Y] (Seam A4 and Seam B1 Only)

1.	3754482.00, 38392585.00
2.	3754345.00, 38392645.00
3.	3754313.00, 38392600.00
4.	3754196.00, 38392640.00
5.	3754283.00, 38392875.00
6.	3754164.00, 38392933.00
7.	3754046.00, 38393000.00
8.	3753886.00, 38393070.00
9.	3753886.00, 38393290.00
10.	3753701.00, 38393377.00
11.	3754076.00, 38393256.00
12.	3754497.00, 38393147.00
13.	3754497.00, 38392806.00
14.	3754425.00, 38392806.00
15.	3754444.00, 38392788.00

Elevation: 80 – 90 meters

Payments for mining rights have been made.

Issued by Henan Province Bureau of Land and Resources on May 30, 2007